Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
May 2, 2013
News Media
	Ruben Rodriguez	202-624-6620

Financial Community
	Douglas Bonawitz	202-624-6129

Governor Martin J. O’Malley Signs STRIDE Bill for

Natural Gas Infrastructure Replacements in Maryland

WASHINGTON, D.C. – Washington Gas announced today that Maryland Governor Martin J. O’Malley has signed into law a bill that would speed up critical natural gas infrastructure replacement projects. The Maryland Strategic Infrastructure Development and Enhancement Program (STRIDE) reduces costs to utility customers while accelerating upgrades to natural gas facilities.

Prior to the signing, 31 states and the District of Columbia adopted similar programs allowing gas companies to seek approval from regulators to recover pipeline replacement costs between traditional base rate cases, which tend to be infrequent and expensive. Today, Maryland has joined those states and the District, heeding the recommendation from federal pipeline safety regulators to approve efforts to accelerate and improve the country’s pipeline infrastructure.

“We are excited by Governor O’Malley’s signing of the STRIDE bill, allowing Washington Gas to replace and reinforce our system more rapidly,” said Terry D. McCallister, Chairman and Chief Executive Officer at WGL Holdings, Inc. and Washington Gas. “Our company is entrusted with the well-being of the public in areas where our system is present. Passage of the STRIDE bill allows us to confidently move forward in fulfilling that charge.”

The STRIDE program provides funding for gas pipeline upgrades through a small surcharge, approved by the Maryland Public Service Commission. STRIDE will set a $2 per month cap on the surcharge and directs the PSC to set the rate for commercial and industrial customers. The program will also reduce costs through less frequent base rate cases and lower operational expenses in the future.

Headquartered in Washington, D.C., WGL Holdings, Inc. has four operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; (iii) the commercial energy systems segment which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients, commercial solar projects, and the operations of WGSW, a holding company formed to invest in alternative energy assets; and (iv) the wholesale energy solutions segment which consists of Capitol Energy Ventures Corp., an asset optimization business that acquires, manages and optimizes natural gas storage and transportation assets.

Additional information about WGL Holdings, Inc. is available on our website, wglholdings.com. Go to washingtongas.com for more information about Washington Gas Light Company.

# # #